UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2010

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31334	54-1360804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.	Material Impairment.

As required by generally accepted accounting principles, SRA International, Inc. (the “Company”) annually assesses goodwill for possible impairment. This assessment is performed during the Company’s third fiscal quarter using a valuation date of January 1. On April 7, 2010, the Company’s management and the Audit and Finance Committee of the Board of Directors determined that the Company will record a non-cash charge currently estimated to be between $60 million and $70 million for impairment of goodwill in its Era aviation business. The goodwill impairment charge is still being finalized. Additional details will be reported in the Company’s Quarterly Report on Form 10-Q for the third quarter ended March 31, 2010. The impairment primarily results from the effects of adverse economic conditions in the international aviation market. The impairment charge is not deductible for income tax purposes. As a result of this charge, the Company expects to report a net loss for its third quarter ended March 31, 2010.

This Current Report on Form 8-K contains forward-looking statements regarding estimated impairment charges. Actual events or results may differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. For a discussion of the specific factors that may cause the Company’s actual results to differ materially from those projected in any forward-looking statements, please refer to the documents that the Company files with the Securities and Exchange Commission, including without limitation the Company’s Form 10-K. The Company disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date: April 13, 2010	/s/ RICHARD J. NADEAU
Richard J. Nadeau
Executive Vice President and Chief Financial Officer